UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 25, 2001
(Date of Report - Date of earliest event reported on)

COMMUNITY BANCORP.

Vermont	000-16435	03-0284070
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Derby Road, Derby, Vermont	05829
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number: (802) 334-7915

Not Applicable
(Former name, former address, if changed since last report)

Item 5. Other Events. On October 24, 2001, Richard C. White, President of Community National Bank, together with presidents from two other banks, jointly announced the formation of a new trust and investment company to be known as Community Financial Services Group.

The Press Release is as follows:

 News Release

Contact: Richard C. White

Phone: 802-334-7915                        FOR IMMEDIATE RELEASE

Three Community Banks Join Forces to Establish

Trust & Investment Management Company

Derby, VT - On October 24, 2001, Richard C. White, President of Community National Bank of Derby, VT., G. Kenneth Perine, President of National Bank of Middlebury, VT., and James E. Graham, President of Woodsville Guaranty Savings Bank of Woodsville, NH., have jointly announced their collaboration in establishing a new trust and investment company to be known as Community Financial Services Group.

Under an agreement signed by the three bank presidents, each institution will own an equal one-third interest in the new entity. Community Financial Services Group will transact business from four locations, three in Vermont and one in New Hampshire. Offices will be located at Community National Bank, National Bank of Middlebury and Woodsville Guaranty Saving Bank. Each will be staffed with full-time professional advisors who will offer trust, investment management, estate, tax and retirement planning services to individuals, non-profits and businesses.

The bank presidents also announced that they have selected Michael H. Venuti, Senior Trust Officer at Community National Bank, to head the new organization. Mr. Venuti stated, "I am very excited about this new venture because it is designed to offer investment and planning services to everyone, regardless of their means or the amount of funds they have to invest. Community Financial Services is solely owned by community banks committed to exceeding the expectations of their customers. As their investment and trust affiliate, Community Financial Services Group will mirror that commitment.

It is anticipated that, subject to regulatory approval, Community Financial Services Group will be fully operational during the first quarter of 2002.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY BANCORP.

DATED: October 25, 2001	/s/Stephen P. Marsh
Stephen P. Marsh,
Vice President & Treasurer